EXHIBIT F-4

             [Letterhead of Entergy Services, Inc.]


                                                   March 30, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sirs:

          I have reviewed Post-Effective Amendment Nos. 1, 2 and 3 to the joint Application-Declaration on Form U-1 filed by Entergy Louisiana, Inc. ("Company"), Entergy New Orleans, Inc. ("New Orleans"), Entergy Corporation ("Entergy"), Entergy Arkansas, Inc. ("Arkansas"), Entergy Gulf States, Inc. ("Gulf
States"), Entergy Mississippi, Inc. ("Mississippi"), System Energy Resources, Inc. ("System Energy"), Entergy Operations, Inc. ("EOI"), Entergy Services, Inc. ("ESI") and System Fuels, Inc. ("SFI"), relating to (i) the operation of the Entergy System Money Pool ("Money Pool"), (ii) the proposed loan by the Company from time to time of available funds to Arkansas, Gulf States, Mississippi, New Orleans, System Energy, EOI, ESI and SFI through the Money Pool and the proposed acquisition by the Company from Arkansas, Gulf States, Mississippi, New Orleans, System Energy, EOI, ESI and SFI of promissory notes ("Money Pool Notes") in connection therewith, (iii) the proposed borrowings by the Company from time to time through the Money Pool and the proposed issuance by the Company to Entergy, Arkansas, Gulf States,
Mississippi, New Orleans, System Energy, EOI, ESI and SFI of promissory notes ("Company Notes") in connection therewith, and
(iv)  the proposed issuance and sale by the Company from time  to time of promissory notes ("Bank Notes") to banks and of commercial paper ("Commercial Paper Notes") to a commercial paper dealer, all as described in the Application-Declaration, as
amended.   I  am  Counsel for the Company and am of  the  opinion
that:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Louisiana.

          (2) In the event that the proposed transactions shall have been duly authorized by all necessary corporate actions on the part of the Company and are consummated in accordance with the Application-Declaration, as it may be amended:

          (a) insofar as the participation by the Company in said transactions is concerned, all state laws applicable thereto will have been complied with;

          (b)    the  Company  Notes,  the  Bank  Notes  and  the
     Commercial Paper Notes to be issued by the Company will be valid and binding obligations of the Company in accordance with their respective terms;

          (c) assuming that they will have been duly authorized and validly issued, the Company will legally acquire the Money Pool Notes to be issued by Arkansas, Gulf States, Mississippi, New Orleans, System Energy, EOI, ESI and SFI evidencing their respective borrowings from the Company through the Money Pool; and

          (d) the consummation by the Company of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

          I am a member of the Louisiana Bar and do not hold myself out as an expert on the laws of any other state.

          My consent is hereby given to the filing of this opinion as an exhibit to the Application-Declaration.

                              Very truly yours,

                              /s/ Denise C. Redmann

                              Denise C. Redmann, Esq.